UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 16, 2008

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Ghost Technology, Inc.

 (Exact name of registrant as specified in its charter)

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Delaware	000-31705	91-2007477
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

20801 Biscayne Blvd., Suite 403

Aventura, Florida 33180

 (Address of Principal Executive Office) (Zip Code)

(786) 923-5954

 (Registrant’s telephone number, including area code)

I.A. Europe Group, Inc.

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2009, Ghost Technology, Inc. (the “Company”), held an annual meeting of shareholders (the “Meeting”).  At the Meeting, the shareholders elected Nerio Montesel, Gianfranco Gracchi, Esterino Castellazzi, Jean Carlo Nardi, Ennio Bertoli and Marco Zambolin as directors of the Company to serve until their successors are elected. Following the Meeting, Victor Minca resigned as Executive Vice President of the Company and John McAuliffe resigned as Chief Financial Officer of the Company

On January 22, 2009, the Company appointed Mr. Nardi as Chairman of the Board of Directors and Chief Financial Officer. On October 27, 2008, Mr. Minca resigned as Chief Executive Officer and was appointed Executive Vice President; on that same date, Mr. Montesel was appointed Chief Executive Officer and Mr. Gracchi was appointed President, Secretary and Treasurer.

Nerio Montesel has over 20 years of experience in real estate investing.  Since 2004, Mr. Montesel has been the President and Chief Executive Officer of LONER srl, FRUMEN srl, and BMP srl.  Additionally, since 2000, Mr. Montesel has been the President of Tec srl.  He is 43 years old.

Since 2000, Mr. Gracchi has been an artist, painter and computer science expert.  From 1992 to 1999, he was a manager of ING Bank Italy.  From 1988 through 1992, Mr. Gracchi was a Financial Advisor for Mediolanum Bank.  In 1999, he was the Recruitment Director for three Italian Bank Groups.  He is 45 years old.

Mr. Nardi has practiced business and international law in Europe beginning in 1980.  He is currently a member of a law firm called Change International, which has four offices in Italy and additional offices in Europe and the United States.  Previously, he was a member of Nardi Oppenheim, a Miami, Florida based law firm, Studio Legale Nardi and Associates, Gardenal, Nardi and Associates and the Gardenal Law Firm.  He has professional degrees consisting of a law degree from the University of  Florence, a Master’s Degree in European Law from Bruges, Belgium and a Master’s Degree in Law (LLM) from Tulane University.  He is 53 years old.

On July, 16, 2008, Gianfranco Gracchi and Esterino Castellazzi were appointed to the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GHOST TECHNOLOGY, INC.

By:	/s/ JEAN CARLO NARDI
Jean Carlo Nardi Chief Financial Officer

Date:  January 23, 2009